PROMISSORY NOTE

$6,465,000.00
West Palm Beach, Florida

January 30,1997

     FOR VALUE RECEIVED, EMERITUS PROPERTIES III,
INC., a Washington corporation ( Maker ), promises to pay to the order of OCWEN FEDERAL BANK FSB, a federally chartered savings bank ("Payee," which term shall also include any subsequent holder of this Note), the principal sum of Six Million Four
Hundred Sixty-Five Thousand and No/100 Dollars
($6,465,000.00), or so much thereof as shall be advanced under the provisions of the Loan
Agreement (the "Loan Agreement") dated of even date herewith between Maker, as Borrower, and Payee, as Lender, with interest until paid as set forth in this Note.

     1. DEFINITIONS.
Terms which are used in this Note and not otherwise defined herein shall have the meanings set forth in this Paragraph 1, or if no meaning is set forth in this Paragraph 1, then the meanings ascribed to such terms in the Loan Agreement.

     "ADDITIONAL INTEREST" shall mean the
additional interest required to be paid by Maker to Payee in accordance with Paragraph 3(E) hereof.

     "AFFILIATE" shall mean with respect to an individual, any relative of such individual; and with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, or if such Person owns or has the power to vote ten percent (10%) or more of outstanding voting securities or interests in such other Person.

     "AMORTIZATION PERIOD" shall mean the twenty-five (25) year period commencing on the first day of the Permanent Loan Term and continuing for twenty-five (25) years thereafter.

     "APPRAISAL" shall mean a written appraisal of the fair market value of the Project, as determined by an Appraiser on the basis of an all cash offer, arm's length transaction involving a willing seller and willing buyer, assuming a marketing period of six (6) months.

     "APPRAISED VALUE" shall mean the fair market value of the Project determined in accordance with the provisions of Paragraphs 3(E)(v)-(vii) hereof.
"Appraiser" shall mean an independent appraiser who (i) is a member of the American Institute of Real Estate Appraisers (MAI) or a successor body hereafter constituted exercising a similar function and licensed or otherwise authorized to appraise real property in the State of Washington,
(ii) has experience in appraising projects similar or comparable to the Project, and (iii) is not employed by, or an affiliate of, and does not have any substantial direct or indirect financial or other business interests in, Maker or Payee or any Affiliate of either of them.

     "APPROVED CLOSING COSTS" shall mean all
reasonable and customary closing costs and adjustments actually incurred by Maker in connection with an Approved Sale of the Project which are (i) not payable to any parties related to or affiliated with Maker or any Affiliate of Maker and (ii) approved by Payee in its sole discretion as being reasonable and customary;
provided that Approved Closing Costs shall in no event exceed three percent (3%) of the gross sales. price of the Project as reflected in the sales contract for such Approved Sale of the Project. By way of example, closing costs may include, without limitation, title insurance premiums, title company charges, Permitted
Commissions (but not other broker's commissions or finder's fees), attorneys' fees, and customary recordation charges and transfer taxes, if any.

     "APPROVED REFINANCING COSTS" shall mean all reasonable and customary loan closing costs approved by Payee in its sole discretion and actually incurred by Maker in connection with any refinancing of the Loan; provided that Approved
Refinancing Costs shall in no event exceed three percent (3%) of the actual loan proceeds funded to or for the account of Maker in connection with any refinancing of the Loan.

     "APPROVED RESTORATION COSTS" shall mean the reasonable out-of-pocket costs actually incurred by Maker following a condemnation or casualty for the restoration of the Project as required by the applicable Loan Documents (excluding all costs paid for with the proceeds of any insurance maintained by or on behalf of Maker); provided that Approved Restoration Costs shall in no event exceed three percent (3%) of the total condemnation or casualty proceeds actually recovered by Maker as a result of such casualty or condemnation.

     "APPROVED SALE" shall mean a bona fide, arms-length sale, transfer or conveyance of the Project to any third party not related to or affiliated with Maker or any Affiliate of Maker.

     "BASE INTEREST RATE" shall mean, as the
context shall require, either the Construction
Base Interest Rate or the Permanent Base Interest
Rate.
"Borrower's Equity Contribution" shall have the meaning ascribed to such term in the Loan
Agreement.

     "BUSINESS DAY" shall mean any day other than a Saturday or Sunday or any day which is a legal holiday in Florida or any day on which banking institutions are authorized or are required by law or other governmental action to close.

     "CLOSING DATE" shall mean January 30,1997.

     "CONSTRUCTION BASE INTEREST RATE" shall mean, as the context shall require: (i) during the Construction and Lease-Up Term, a variable rate of interest from time to time in effect equal to one hundred twenty-five (125) basis points in excess of the Prime Rate, and (ii) during the Pre
Stabilization Period, if any, a variable rate of interest from. time to time in effect equal to two hundred twenty-five (225) basis points in excess of the Prime Rate.




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

     "CONSTRUCTION AND LEASE-UP TERM" shall mean the period commencing on the Closing Date and continuing for a period of twenty-four (24) months thereafter.

     "CONSTRUCTION LOAN TERM" shall mean the
period of time encompassed by both the
Construction and Lease-Up Term and the Pre-
Stabilization Period, not to exceed thirty-six
(36) months.

     "DEBT SERVICE COVERAGE" shall mean the ratio of Net Cash Flow during any prescribed period of time to Scheduled Debt Service during that same period of time.

     "DEFAULT RATE" shall mean the greater of (i) five percent (5%) in excess of the Base Interest
Rate then in effect, or (ii) the rate of interest applicable to unpaid judgments in the State of Washington, but in no event more than the Highest
Lawful Rate (as defined in Paragraph 9 hereof).

     "DISPOSITION PROCEEDS" shall mean the gross proceeds of any sale or other transfer , condemnation of, or casualty to the Project, or in the case of a refinancing of the Loan, the maximum principal amount to be advanced from the proceeds of such refinancing.

     "EVENT.OF DEFAULT" shall have the meaning ascribed to such term in the Loan Agreement.

     "GAAP" shall mean generally accepted
accounting principles applied on a consistent basis, as set forth in the Opinions of the Accounting Principles Board of the American
Institute of Certified Public Accountants or in statements of the Financial Accounting Standards
Board or their respective successors and which are applicable in the circumstances as of the date in question.

     "GOVERNMENTAL AUTHORITY" shall mean shall have the meaning ascribed to such term in the Loan
Agreement.

     "GOVERNMENTAL REQUIREMENTS" shall have the meaning ascribed to such term in the Loan
Agreement.

      "GROSS REVENUES" shall mean all gross
revenues of every kind and nature derived by or on behalf of Maker, from, in or about the Project or from any other facility operated in connection with the Project, including without limiting the generality of the foregoing, the following: all rental payments of every kind; all lease or other payments for the use or occupancy of space in the Improvements; all payments made by Third Party
Payors as a result of Third Party Payor Programs or otherwise; forfeited security deposits; parking revenues; income from vending machines, photocopy machines and other such devices; late charges;
interest on past due rentals; payments under licenses, concessions or other agreements for advertising signs, telecommunications services, antennas or disks; all subletting and assignment rents and other receipts; all lease modification, surrender or cancellation payments; all payments under business interruption insurance policies;
a11 escalation payments; all payments made by tenants or



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

other occupants of the Project for extra services, including the use of any Personal
Property used in connection with the Project and the provision of any health care or other personal services; and all interest income of Maker. Gross
Revenues shall not include proceeds from the sale of the Property or proceeds from the Loan or the refinancing of the Loan.

     "HIGHEST LAWFUL RATE" shall have the meaning ascribed to such term in Paragraph 9 of this Note.
"Loan" shall mean the credit extended to Maker by Payee pursuant to the terms of the Loan Agreement and the other Loan Documents, as evidenced by this Note.

     "LOAN DOCUMENTS" shall have the meaning
ascribed to such term in the Loan Agreement.

     "LOAN TERM" shall mean the Construction Loan
Term and, if applicable, the Permanent Loan Term, which together shall not exceed forty-eight (48) months.

     "LOAN YEAR" shall mean each twelve month period during the Loan Term, beginning January l, 1998; provided, that the first Loan Year shall be the period beginning on the Closing Date and ending at the close of business on December 31, 1997; and provided, further, that the last Loan
Year shall be the period beginning January 1 of the calendar year in which the Maturity Date occurs and ending on the Maturity Date.

     "MANAGEMENT AGREEMENT" shall have the meaning ascribed to such term in the Loan Agreement.
"Mandatory Sweep Account" shall have the meaning ascribed to such term in Paragraph 4(A) of this Note.

     "MATURITY DATE" shall mean either: (a)
January 29, 2001, or (b) such earlier date on which the entire Outstanding Principal Balance, together with accrued and unpaid interest thereon and all other sums payable pursuant to the terms and provisions of this Note and/or the Loan
Documents become due and payable, whether by reason of the acceleration of the maturity of this Note, failure of the Permanent Loan Conditions to occur prior to the expiration of the Construction
Loan Term, the occurrence of an Event of Default, or otherwise.

     "NET CASH FLOW" shall mean for any period for which net cash flow of the Project is to be determined, the Gross Revenues actually collected during such period, less the Operating Expenses actually incurred during such period, determined on a cash basis.

     "NET CASH FLOW REPORT" shall mean a monthly written report prepared by Maker's chief financial officer, showing (i) all Gross Revenues, all Operating Expenses, and the calculation of Net
Cash Flow for the calendar month covered thereby, together with such underlying documentation and substantiation as Payee shall request, and (ii) a cumulative calculation of Net Cash Flow for the twelve (12) month period preceding the date thereof.




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     "NET ECONOMIC VALUE" shall mean the amount,
if any, by which the then-current Appraised Value exceeds the Total Obligations.

     "NET PROCEEDS" shall mean the amount, if any, by which the Disposition Proceeds from any Approved Sale, refinancing of the Loan or Significant Event exceed the sum of (i) the Total
Obligations and (ii) in the case of an Approved
Sale, the Approved Closing Costs; in the case of the refinancing of the Loan, the Approved
Refinancing Costs; or in the case of a
condemnation or casualty, the Approved Restoration
Costs; provided that all such costs have been incurred in arms-length transactions with Persons other than Maker or any Affiliate of Maker. The
Disposition Proceeds from any Approved Sale, refinancing of the Loan or Significant Event shall include any portion of the consideration for such Approved Sale, refinancing of the Loan or Significant Event which is deferred and/or contingent in any respect, including installment sales and long term leases, or any part for which the purchaser gives a purchase money note, involves a like-kind exchange or any other non-cash imputed income.

     "OPERATING AGREEMENT" shall mean that certain
Washington Assisted Living Facilities Operating
And Licensing Agreement dated of even date herewith executed by Maker and Payee.

     "OPERATING EXPENSES" shall mean the expenses which are directly associated with the maintenance and operation of the Project and which are actually paid by Maker. Operating Expenses shall include, by way of example, management fees not to exceed five percent (5%) of Gross Revenues from the Project, salaries of on-site personnel not paid under the Management Agreement except for amounts payable to Maker or any Affiliate of Maker; reasonable costs of advertising and promotion; reasonable costs of maintenance and repairs (including capital expenditures to the extent expressly provided for in this definition), including seasonal expenses such as window washing, snow plowing, landscaping and planting;
reasonable costs of security services; costs of utility services; ad valorem taxes and assessments; insurance premiums for casualty, liability and business interruption insurance. If insurance on the Property is maintained as part of a blanket policy covering the Property and other properties, the insurance premium included in Operating Expenses shall be that premium fairly allocable to the Property (as determined by the Property's insurance underwriter). In no event shall the following be considered Operating
Expenses: depreciation or amortization, interest or. principal payments on the Loan or any other indebtedness of Maker or income taxes. Capital expenditures (being any expenditures which, in accordance with GAAP, would be required to be capitalized rather than expensed for financial accounting purposes) shall be considered Operating
Expenses to the extent (and only to the extent) such expenditures have been provided for in the Capital Improvements Budget and Annual Plan then in effect pursuant to the Operating Agreement. Any
Tax Deposits and Insurance Deposits made pursuant to the Operating Agreement (but only to the extent actually made by Maker) shall be deemed Operating
Expenses only during the month in which such deposits are actually made to the appropriate escrow accounts maintained by Payee, regardless of when the taxes, assessments and insurance premiums are actually made or paid. In no event shall Operating Expenses include both the deposits into the escrow accounts maintained by Payee and the taxes, assessments and insurance



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premiums paid out of such escrow accounts. If any
Operating Expenses are paid to an Affiliate of Maker, such Operating Expenses shall not exceed amounts reasonably incurred for such expenses in the operation of properties similar to the Project for similar types of expenses.

     Notwithstanding the foregoing, none of the foregoing expenses shall be considered Operating
Expenses for purposes of this Note or the other
Loan Documents to the extent such expenses are paid with proceeds of the Loan.
"Original Principal Amount" shall mean Six Million
Four Hundred Sixty-Five Thousand and No/100
Dollars ($6,465,000.00).

     "OUTSTANDING PRINCIPAL BALANCE" shall mean the aggregate of all sums advanced by Payee to or for the benefit of Maker under this Note and not repaid.

     "PAYMENT DATE" shall mean the first day of March, 1997, and the first day of each calendar month thereafter during the Loan Term.
"Permanent Base Interest Rate" shall mean a fixed rate of interest equal to three hundred twenty-five (325) basis points in excess of the U.S.
Treasury rate on obligations with a maturity date most closely approximating the maturity date of the Loan Term (rounded upward to the nearest one-eighth of one percent) as of the date which is five (5) Business Days prior to the expiration of the Construction Loan Term. For purposes of calculating Threshold Debt Service only, Permanent
Base Interest shall be calculated as of the date five (5) Business Days before the date on which such calculation is actually made by Payee.

     "PERMANENT LOAN CONDITIONS" shall mean the following conditions collectively, all of which must be satisfied in order for the Permanent Loan
Conditions to be satisfied:

     (i)  No Event of Default shall have occurred
and be continuing as of the expiration of the Construction Loan Term and all conditions to the final Construction Advance as set forth in the Loan Agreement shall have been satisfied in full;

     (ii) Lender shall have received copies of the final certificates of occupancy issued by the appropriate Governmental Authorities for each building and for any other portion of the Project for which certificates of occupancy must be issued as a result of Governmental Requirements to enable the Project to open for business and accept residents and all dwelling units included in the Project shall be available for immediate occupancy;

     (iii)     Effective no earlier than thirty
(30) days prior to the expiration of the Construction Loan Term, Payee shall have received an endorsement to the Title Insurance Policy showing that no mechanics' or materialmens' liens have been filed against the Land or Improvements as of the date thereof and that no additional restrictions or other encumbrances have been filed of record since the Closing Date other than Permitted Encumbrances, and the costs of such endorsement shall have been paid in full by Maker;




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     (iv) As of the expiration of the Construction
Loan Term, all Permits necessary for the administration, operation, occupancy and use of the Project as an Assisted Living Facility shall be in full force and effect and free from default, complaint or challenge by any Governmental
Authority having jurisdiction and Payee shall have determined, to its satisfaction, that the construction and operation of the Project pursuant to the Management Agreement as an Assisted Living
Facility is in full compliance with all applicable
Governmental Requirements;

     (v)  There shall have been no material or
adverse change in the financial condition of Maker or Emeritus, as reflected in the financial statements and other financial information delivered to Payee pursuant to the Operating
Agreement and verified by Payee;

     (vi) The Project shall have achieved eighty percent (80%) physical occupancy pursuant to binding Resident Agreements with Persons who are not Affiliates of Maker during the calendar month immediately prior to the expiration of the Construction Loan Term, as verified by Payee; and

     (vii)     Net Cash Flow for the calendar
month immediately preceding the expiration of the Construction Loan Term, as reflected in the Net
Cash Flow Report with respect to such calendar month to be delivered to Payee pursuant to Paragraph 4 (B) below and verified by Payee, divided by Threshold Debt Service, shall be an amount not less than 1.00.

     "PERMANENT LOAN TERM" shall mean the period commencing upon the first to occur of (i) expiration of the, Construction Loan Term, provided no Event of Default has occurred and is continuing or (ii) satisfaction of the Permanent
Loan Conditions, and ending on the date four (4) years from the Closing Date.

     "PERMITS" shall have the meaning ascribed to such term in the Operating Agreement.

     "PERMITTED COMMISSION" shall mean in the case of a foreclosure sale or an Approved Sale, a sales or brokerage commission not in excess of the then prevailing market rate in the geographic area in which the Project is situated, and in any case, only in the event such commission or fee is actually paid to a third party broker which is not related to or affiliated with Maker or any Affiliate of Maker, upon consummation of the applicable transaction.

     "PERMITTED ENCUMBRANCES" shall have the
meaning ascribed to such term in the Loan
Agreement.

     "PREPAYMENT FEE" shall mean the sum of
$150,000, or, if an Additional Interest in an amount less than $150,000 is actually paid to Payee at the time the Prepayment Fee is due and payable hereunder, the Prepayment Fee shall be adjusted to equal the positive difference between $ 150,000 and the Additional Interest actually paid. If Additional Interest equal to or greater than $ 150,000 is actually paid to Payee at the time the Prepayment Fee is due and payable hereunder, the Prepayment Fee shall be waived and equal to $0.


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     "PERSON" shall mean any individual, sole
proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether territorial; national, federal, state, county, city; municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof.

     "PRE-STABILIZATION PERIOD" shall have the meaning ascribed to such term in the Loan
Agreement.

     "PRIME RATE" shall mean the highest prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal
(rounded upward to the nearest one-eighth of one percent) from time to time as the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank). If The
Wall Street Journal ceases publication of the Prime Rate, then "Prime Rate" shall mean the prime rate (or base rate) announced by Bankers Trust
Company, New York, New York (whether or not such rate has actually been charged by such bank). If such bank discontinues the practice of announcing the Prime Rate, the "Prime Rate" shall mean the highest rate charged by such bank on short term, unsecured loans to its most credit-worthy large corporate borrowers. If The Wall Street Journal
(i) publishes more than one Prime Rate, the higher or highest of such rates shall apply, or (ii) publishes a retraction or correction of such rate, the rate reported in such retraction or correction shall apply. The Construction Base Interest Rate shall be adjusted from time to time to reflect the Prime Rate in effect at the close of regular banking hours on each day of the Loan Term when the Construction Base Interest Rate is in effect or is to be calculated hereunder.

     "PROJECT" shall have the meaning ascribed to such term in the Loan Agreement.

     "RESIDENT AGREEMENTS" shall have the meaning ascribed to such term in the Loan Agreement.

     "SCHEDULED DEBT SEWICE" shall mean (i) during the Construction Loan Term, the monthly payments of interest at the Base Interest Rate required to be paid pursuant to the terms of this Note, and
(ii) during the Permanent Loan Term, if any, the equal monthly payments of principal and interest at the Base Interest Rate required to be paid pursuant to the terms of this Note (but not including any mandatory payments of principal required by Paragraph 4(D) below).

     "SIGNIFICANT EVENT" shall mean a total
condemnation of or casualty to the Project
(partial condemnations of or casualties to the Project shall not be considered Significant Events so long as the condemnation or casualty insurance recoveries with respect thereto are applied to the Loan or to restoration of the Project in accordance with the Loan Documents.)

     "THIRD PARTY PAYOR PROGRAMS" shall have the meaning ascribed to such term in the Operating
Agreement.



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

     "THIRD PARTY PAYORS" shall have the meaning ascribed to such term in the Operating Agreement.

     "THRESHOLD DEBT SEWICE" shall mean at any time when such calculation is made, the equal monthly payments of principal and interest at the Base Interest Rate applicable during the Permanent
Loan Term which would be required to be made pursuant to this Note if each of the following facts were true at the time such calculation is made: (a) the Permanent Loan Conditions have been satisfied; (b) the Outstanding Principal Balance of the Loan as of the first day of the Permanent
Loan Term is equal to the Original Principal
Balance of this Note; (c) no repayments of principal are made during the period for which such calculation is being made, and (d) interest accrues during such period at the Permanent Base
Interest Rate in effect during the previous calendar month.

     "TOTAL OBLIGATIONS" shall mean from time to time, the sum of the then Outstanding Principal
Balance plus Borrower's Equity Contribution.

     2. ACCRUAL OF INTEREST.
Prior to the occurrence of an Event of Default or the Maturity Date, interest shall accrue on the Outstanding Principal Balance at the Base Interest
Rate and, except as provided in Paragraph 3(A) hereof, shall be payable in arrears as provided in Paragraph 3 below. In addition to interest at the Base Interest Rate, all Additional Interest shall become due and payable as provided in Paragraph 3 below. Upon the occurrence of an Event of Default and until such Event of Default has been cured, and at all times after the Maturity Date, interest shall accrue on the Outstanding Principal Balance at the Default Rate. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed in any period.

     3. PAYMENTS OF INTEREST, PRINCIPAL AND OTHER
REQUIRED SUMS.

     (A) On the date hereof, Maker shall pay to Payee an amount equal to interest at the Base
Interest Rate on the Outstanding Principal Balance for the period commencing on the date of this Note through and including the last day of the calendar month in which the Closing Date occurs.

     (B) Commencing on March l, 1997 and on each Payment Date thereafter through and including the last month of the Construction Loan Term, Maker shall pay to Payee accrued and unpaid interest on the Outstanding Principal Balance. If all of the Permanent Loan Conditions have not been satisfied as of the last day of the Construction Loan Term, then the last day of the Construction Loan Term shall be the Maturity Date and on such date, Maker shall pay to Payee, unless sooner prepaid, a final payment in the amount of the then Outstanding
Principal Balance, plus all accrued but unpaid interest thereon, plus all other amounts due and owing to Payee under this Note or under any of the other Loan Documents on or as of the Maturity
Date.





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

     (C) Provided the Maturity Date has not
previously occurred, then commencing on the first day of the first calendar month of the Permanent
Loan Term and continuing on each Payment Date thereafter through and including the first day of the last month of the Permanent Loan Term, Maker shall pay to Payee principal, together with interest thereon at the Permanent Base Interest
Rate, in an amount sufficient to cause the entire
Loan to be paid in full over the Amortization
Period; provided, however, that notwithstanding the foregoing, nothing contained in this Paragraph
3(C) shall be deemed to modify, alter or extend the Maturity Date.

     (D)  On the Maturity Date, Maker shall pay to
Payee, unless sooner prepaid, a final payment in the amount of the then Outstanding Principal
Balance, together with all accrued but unpaid interest thereon and all other amounts due and owing to Payee under this Note and the other Loan
Documents.

     (E) In addition to the payments of interest and principal to be made as provided above, Maker shall pay to Payee the following additional amounts as Additional Interest:

     (i) Immediately upon the closing of (A) any Approved Sale or (B) any refinancing of the Loan, an amount shall be due and payable to Payee as Additional Interest equal to thirty percent (30%) of the greater of (1) the Net Proceeds or (2) the Net Economic Value. In the event of an escrow closing of such Approved Sale or refinancing, Maker shall direct the escrow agent responsible for the closing to pay all sums due and payable hereunder directly to the Payee on the day of closing. Distribution of that portion of the Net
Proceeds due Maker shall be made only after all liabilities and obligations of Maker under the Loan Documents other than Additional Interest have been satisfied in full.

     (ii) Upon the occurrence of (A) the Maturity
Date, (B) a Significant Event, (C) any transfer of the Project or any substantial portion thereof
(other than an Approved Sale), including without limitation any transfer of the Project to any Affiliate or any direct or indirect transfer of an interest in Maker (in one or more transactions),
(D) an acceleration of the Loan and foreclosure by Payee (or deed in lieu thereof, or (E) any other circumstance (other than an Approved Sale) where total repayment of the Loan is made or is required to be made hereunder for any other reason other than those enumerated in clauses (A) through (D) of this paragraph, whether voluntary or involuntary and whether upon maturity of the Loan or by earlier demand, acceleration, voluntary prepayment or otherwise, an amount equal to thirty percent (30a%) of the greater of: (1) the Net
Proceeds or (2) the Net Economic Value. The
Additional Interest due under this Paragraph
3(E)(ii) shall be due and payable upon the occurrence of the event or circumstance described in (A) through (E) above, as applicable.

     (iii) Upon an Approved Sale, a Significant
Event which results in all outstanding principal of the Loan and accrued interest thereon becoming due and payable, a refinancing of the Loan, or a payment of the Loan described in Paragraph
3(F)(ii) above, all sums secured by the Mortgage and the other Loan Documents, including, but not limited to Additional Interest, shall be paid to Payee prior to any distributions to Maker.




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

     (iv) Nothing in Paragraphs 3(i) or 3(E)(ii) is intended to contradict in any way, or to modify, limit or eliminate the restrictions on transfer or the limitations (if any) on prepayment contained in the Loan Agreement or elsewhere in the Loan Documents, or, following an Event of Default, the right of the Payee to accelerate payment of this Note and declare immediate maturity of the Loan. The provisions of Paragraphs 3(i) and 3(ii) are to be liberally construed so as to require payment of Additional
Interest if any event takes place which does not literally require the payment of Additional
Interest, but which is substantially equivalent to one or more of the events giving rise to the obligations to pay Additional Interest.

     (v) The Appraised Value of the Project for purposes of calculating the Net Economic Value of the Project shall be determined not more than one hundred eighty (180) days prior to the event triggering the payment or calculation of Additional Interest, unless otherwise agreed in writing by Payee. To that end, to the extent feasible, within one hundred eighty (180) days prior to the time Maker or Payee anticipates needing to calculate Additional Interest, Maker and Payee shall attempt to agree in writing on the Appraised Value of the Project. In the event Maker and Payee are unable to agree in writing upon the Appraised Value of the Project within five (5) days of submitting their respective valuations of the Project to each other, Payee shall appoint an Appraiser (the "Lender's Appraiser") to determine the Appraised Value of the Project and Maker shall appoint an Appraiser (the "Maker's Appraiser") to determine the Appraised Value of the Project. If the Appraised Value of the Project as determined by Lender's Appraiser and the Appraised Value of the Project as determined by Maker's Appraiser differ by an amount equal to or less than ten percent (l0%) of the lower appraised value, then the Appraised. Value of the Project shall be determined by averaging the Appraised Value as determined by Lender's Appraiser and the Appraised
Value as determined by Maker's Appraiser. If the Appraised Value of the Project as determined by Lender's Appraiser and the Appraised Value of the Project as determined by Maker's Appraiser differ by an amount greater than ten percent (l0%) of the lower appraised value, then Lender's Appraiser and Maker's Appraiser shall mutually agree on a third
Appraiser (the "Mutual Appraiser") to determine the Appraised Value of the Project. If. the Mutual
Appraiser's determination of the Appraised Value of the Project shall be identical to the Appraised
Value of the Project as determined by either
Lender's Appraiser or Maker's Appraiser, then the
Appraised Value of the Project as determined by the Mutual Appraiser shall be final and shall be deemed to be the Appraised Value of the Project for all purposes hereof. If the Appraised Value of the Project as determined by the Mutual Appraiser shall be different than either the Appraised Value determined by Lender's Appraiser and the Appraised
Value determined by Maker's Appraiser, then the Appraised Value of the Project shall be determined by selecting among the three Appraisals the two numerically closest appraisals and then calculating the arithmetic mean thereof. If the three appraisals differ by the same numerical amount, then the Appraised Value of the Project shall be determined by calculating the average of the three appraisal values. Each Appraisal performed pursuant to this Paragraph 3(E)(v) shall be delivered by the Appraiser preparing the same simultaneously to each of Payee and Maker. The costs and expenses of Lender's Appraiser shall be paid by Payee, and the costs and expenses of Maker's Appraiser shall be paid by Maker. The costs and expenses of the Mutual Appraiser shall be shared equally between Payee and Maker.

     (vi) Notwithstanding anything contained in this Paragraph 3 to the contrary, if at any time during the Loan Term Maker notifies Payee of its intention to sell the Project and the price at which Maker would be willing to sell the Project, Payee will notify Maker in writing within five (5)
Business Days after receipt of Maker's notice either: (1) that Payee approves of the sale price, or (2) that Payee will seek an Appraisal of the Project. If Payee notifies Maker that it has approved the sale price as provided in (1) above, Maker may sell the Project at a sale price not less than ninety-five percent (95%) of the price specified in its notice, and such actual sales price shall be binding on the parties as the Appraised Value of the Project. If Payee notifies
Maker that it will seek an Appraisal of the Project, then Payee and Maker will initiate the Appraisal of the Project contemplated by the other paragraphs of this Paragraph 3, and Maker shall be authorized to sell the Project at the price set forth in its notice, provided, however, for purposes of calculating the Additional Interest payable to Payee hereunder, the Appraised Value of the Project shall be the value as determined by Appraisal in accordance with Paragraph 3(E)(v) above, regardless of Maker's actual sales price.

     (vii) Any Appraised Value of the Project determined in accordance with Paragraph 3(E)(v)(i) above and any sales price approved by Payee under the provisions of Paragraph(E)(v)(i) above shall be valid for a period of six (6) months from the date such value or sales price is established either by mutual agreement of Maker and Payee, Appraisal, or Payee's approval of a proposed sales price, as the case may be.

     (F) Upon the occurrence of an Event of
Default, Payee may, at its sole option and discretion, require that Maker make the Tax
Deposits described in the Operating Agreement.
Reference is hereby made to the Operating
Agreement for a complete description of the Tax
Deposits and Maker's and Payee's agreements with respect thereto.

     (G) Upon the occurrence of an Event of
Default, Payee may, at its sole option and discretion, require that Maker make the Insurance
Deposits described in the Operating Agreement.
Reference is hereby made to the Operating
Agreement for a complete description of the Insurance Deposits and Maker's and Payee's agreements with respect thereto.

     (H)  Maker shall have the right to prepay
this Note in whole or in part at any time, provided, however, in the event Maker elects to prepay this Note at any time on or before January
29, 1999, such prepayment shall be accompanied by the Prepayment Fee and any Additional Interest and other sums due and payable hereunder and under the other Loan Documents, and provided, further, that at any time after January 29, 1999, any such prepayment shall be accompanied by any Additional
Interest and other sums due and payable hereunder and under the other Loan Documents.

     (I) All payments required to be made pursuant to this Note shall be made during regular business hours to Payee's account at Ocwen Federal Bank
FSB, Account
Number: 0606.15301, in the name of Payee, or at such other place as Payee may from time to time designate in writing, either by wire transfer of United States Dollars, ABA Number: 221-
271-1 I 3, Ocwen Loan Number 067001, Attention:
(Account Representative as noted on Borrower's statement), or by cashier's check, or in coin or currency of the United States of America which at the time of payment is legal tender for the payment of public or private debts. Payments sent via U.S. Mail shall be sent addressed as follows: Ocwen Federal Bank FSB, P.O. Box 220231,
Great Neck, NY 11022. Payments sent via certified
U.S. mail or by overnight courier shall be sent addressed as follows: Ocwen Federal Bank FSB, c/o
Fiserv, Attn: AM Lockbox, I75 Community Drive,
Great Neck, NY 11021. Interest shall be payable for the Closing Date, but not for the day of any payment on the amount paid if such payment is received by Payee prior to two o'clock p.m. E.S.T.
(or E.S.D.T. as the case may be). If any payment of principal or interest shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment. Any payment of principal and interest received after two o'clock p.m. E.S.T. (or E.S.D.T. as the case may be) shall be deemed to have been received by Payee on the next succeeding Business Day and shall bear interest accordingly. Any payment tendered other than in coin or currency of the United States as aforesaid shall be accepted by Payee subject to collection, and interest shall accrue until the Business Day on which good funds are available for immediate use by Payee on or before two o'clock p.m. E.S.T. (or E.S.D.T. as the case may be).

     (J)  Time is of the essence. In the event
that any installment of principal, interest or any other amount due under this Note (including, without limitation, any installment or payment of any Additional Interest), is made more than five
(5) days after its due date, then Payee shall be entitled, at its option, to collect a "late charge" in an amount equal to the lesser of five percent (5%) of the installment then due or the maximum rate provided by law.

     4. MANDATORY SWEEP ACCOUNT

     (A) During the Construction Loan Term, Maker shall become obligated, without any further action on the part of Payee, to deposit with Payee one hundred percent (100%) of positive Net Cash Flow, to be held in an interest bearing escrow account
(the "Mandatory Sweep Account"), and disbursed as provided in this Paragraph 4.

     (B) Maker shall make its deposits of Net Cash
Flow to the Mandatory Sweep Account on the twenty-fifth (25th) day of the first calendar month immediately following the first Payment Date and shall thereafter make deposits of Net Cash Flow on the twenty-fifth (25th) day of each consecutive calendar month until the expiration of the Construction Loan Term. Each deposit of Net Cash
Flow shall be accompanied by a Net Cash Flow
Report.

     (C) During the Construction Loan Term, if there is insufficient Net Cash Flow from the Project to pay Scheduled Debt Service and sufficient funds are otherwise not available to Maker to pay such Scheduled Debt
Service, then so long as no Event of Default has occurred and is continuing, upon receipt of a written request therefor from Maker at least five
(5) Business Days prior to any Payment Date, Payee shall disburse to itself from the Mandatory Sweep
Account an amount sufficient to pay Scheduled Debt
Service. To the extent there are insufficient funds in the Mandatory Sweep Account to pay the Scheduled Debt Service, Maker shall be liable to pay the deficiency and nothing contained in this Paragraph4(C) shall be construed to waive, release or forgive Maker's obligation to pay Scheduled
Debt Service as provided herein.

     (D) Provided no Event of Default has occurred and is continuing, on the first day of the Permanent Loan Term, any funds then remaining in the Mandatory Sweep Account, including the deposits made by Maker and any interest earned thereon, shall be returned to Maker.

     5. YIELD PROTECTION.

     If any treaty, law or any governmental rule, regulation, policy, guideline or directive, or any interpretation thereof, or compliance of Payee with such,

     (A) subjects Payee to any tax, duty, charge or withholding on or from payments due from Maker
(excluding United States, state, local and city taxation of the net income of Payee), or changes the basis of taxation of payments to Payee in respect of the Loan or other amounts due Payee hereunder (other than a mere increase in the rates of taxation); or

     (B) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against the non-physical assets of, deposits with or for the account of, or credit extended by Payee; or

     (C) imposes any other condition directly related to this Loan transaction or the process or manner or making of funding the Loan under this Note or obtaining the sources of funds for such Loan, the result of which is to increase the cost to Payee of making, funding or maintaining loans or reduces any amount receivable by Payee in connection with U.S. Dollar loans, or requires
Payee to make any payment calculated by reference to the amount of loans held or interest received by it; or

     (D) affects the amount of capital required or expected to be maintained by Payee or any corporation controlling Payee and Payee determines the amount of capital required is increased by or based upon the existence of this Note;

     then, within fifteen (15) days of demand by Payee, Maker shall pay Payee that portion of such increased expense incurred or reduction in an amount received which Payee determines is attributable to making, funding and maintaining the Loan.

     6.  DEFAULT; ACCELERATION.

     It is expressly agreed that time is of the essence of this Note and, notwithstanding anything to the contrary contained herein, upon the occurrence of either (A) an Event of Default, or
(B) any other event which, under the terms of any of the Loan Documents, including this Note, entitles Payee to accelerate the indebtedness evidenced by this Note, then, and in any of such events, Payee may, at its option, exercise any or all of the rights, powers and remedies afforded
Payee under this Note or at law, including, without limitation, the right to declare the entire Outstanding Principal Balance hereof, together with all accrued and unpaid interest thereon, all late charges and liquidated damages provided for herein, and all other sums due to Payee under any of the other Loan Documents, to be immediately due and payable without demand or further notice to Maker or any other Person, and the exercise or failure to exercise any or all of such rights, powers and remedies shall not constitute a waiver of the right to the later exercise thereof or any other right, power or remedy at any subsequent time in respect of the same Event of Default or any other Event of Default. All costs of collection or of enforcement of Payee's rights hereunder or under any of the other Loan Documents executed in connection herewith, including reasonable attorneys fees, whether suit is brought or not, shall be paid by Maker on demand.

     7. APPLICATION OF PAYMENTS.

     Prior to the occurrence of an Event of
Default, all payments received by Payee on account of the Loan (whether due by reason of acceleration pursuant to Paragraph 6 above or otherwise) shall be applied in the following order of priority:

     (A) first, toward repayment of all amounts advanced by Payee under the provisions of the Loan
Documents to protect and preserve the collateral described in such Loan Documents (if any), together with the interest to be paid with respect to such sums as provided in the Loan Documents;

     (B) second, to the payment of all other
reasonable costs and expenses incurred by Payee in connection with the Loan which are payable by Maker pursuant to the terms of this Note or any of the other Loan Documents;

     (C) third, if applicable,. to the payment of the Tax Deposits and Insurance Deposits required under this Note;

     (D) fourth, to the payment of interest at the Base Interest Rate which has accrued on the Outstanding Principal Balance and which is then due and payable;

     (E) fifth, to the payment of Additional
Interest which is then due and payable; and

     (F) sixth to the payment of the Outstanding
Principal Balance.

     All unpaid interest at the Base Rate and all unpaid Additional Interest which has accrued on the Outstanding Principal Balance, whether prior to or subsequent to the occurrence of an Event of Default, shall be paid at the time of, and as a condition precedent to, the curing of the Event of Default. While an Event of Default exists, Payee is expressly authorized to apply payments received by it as Payee, in its sole discretion, may elect against (i) any or all amounts, or portions thereof, then due and payable hereunder or under any of the other Loan Documents, (ii) the Outstanding Principal Balance, or (iii) any combination thereof.

     8. REMEDIES.

     (A) The remedies of Payee, as provided herein or in any of the other Loan Documents, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Payee, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of Payee, including, without limitation, any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Payee and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event. The acceptance by Payee of any payment hereunder which is less than the payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the rights, powers and remedies hereunder or at law at that time, or at any subsequent time, or nullify any prior exercise of any such right, power or remedy without the written consent of Payee evidenced through a written document as above described.

     (B) If this Note is placed in the hands of any attorney for collection or is collected through any legal proceeding, Maker promises to pay, to the extent permitted by law, all reasonable expenses, all accountants' and attorneys' fees, and all reasonable costs of litigation through and including post judgment and appellate proceedings, if any, incurred by Payee.

     (C) Maker and all endorsers and guarantors hereof and all others who may become liable for all or any part of the obligation evidenced hereby, agree to be jointly and severally bound hereby, and they do jointly and severally waive and renounce any and all exemption rights, including that of homestead, and the benefit of all valuation and appraisement privileges available to them or any of them pursuant to the Constitution and laws of the United States or of any state, territory or jurisdiction, as against this debt or any renewal or extension thereof, and jointly and severally waive presentment, demand, protest, notice of nonpayment, and any and all lack of diligence or delays in collection or enforcement hereof. Maker and all endorsers and guarantors hereof, further jointly and severally agree with the Payee hereof that said Payee may, without notice, in such manner, on such terms and for such time(s) as Payee may see fit, (i) agree with Maker to alter, extend, or renew this Note, and/or (ii) release any maker, endorser or guarantors hereof, and/or substitute or release collateral or any part thereof, all without in any way affecting, releasing, or foregoing the joint and several liability of Maker and all endorsers and guarantors hereof. The pleading of any statute of limitations as a defense to any demand against Maker, all endorsers and guarantors hereof, and all others who may become liable for all or any part of the obligation evidenced hereby is expressly waived by and on behalf of each and all of said parties.

     9. USURY LIMITATIONS.

     It is the intention of the parties to conform strictly to applicable usury laws from time to time in force, and all agreements between Maker and Payee, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid to Payee, or collected by Payee, for the use, forbearance or detention of the money to be loaned hereunder. or otherwise, or for the payment or performance of any covenant or obligation contained herein, in the Mortgage or in any other Loan Document, or in any other document evidencing, securing, or pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury laws
(the "Highest Lawful Rate"). If under any circumstances whatsoever fulfillment of any provision hereof or of the Mortgage or any other
Loan Documents, at the time performance of such provision shall be due, shall involve an amount or any portion thereof in excess of the Highest Lawful Rate, then ipso facto, the payment to be made or the amount to be delivered to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances
Payee shall ever receive an amount deemed interest by applicable law which would exceed the Highest
Lawful Rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing hereunder or to other indebtedness secured by the Mortgage and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and other indebtedness, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Maker or to any other Person making such payment on Maker's behalf All sums paid or agreed to be paid to Payee for the use, forbearance or detention of the indebtedness of Maker evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread from the date of disbursement of the proceeds of this Note until payment in full of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform through the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Payee and Maker and any endorser or guarantor of this Note.

     10. MISCELLANEOUS.

     (A) Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be given in the manner set forth in Section 11.8 of the Loan Agreement governing notices. Notices given in any other fashion shall be deemed effective only upon receipt.

     (B) The payment of this Note is secured by, inter alia, the Mortgage and the Assignment of Rents and Leases, each of which affects the real estate located in Pierce County, Washington which is legally described on Exhibit A attached hereto and described in the Loan Agreement as the Land.
Reference is hereby made to the Loan Agreement, Mortgage, Assignment of Rents and Leases and the Loan Documents described in the Loan Agreement for certain additional rights and remedies afforded
Payee in connection with the Loan and the Land.

     (C) Paragraph headings in this Note have been included solely for convenience, are not to be considered part of this Note, and are not intended to modify, explain or to be a full or accurate description of the content thereof.

     (D) In addition to the Outstanding Principal
Balance, interest and all other amounts set forth herein, this Note also evidences all indebtedness due under the terms of the other Loan Documents. .

     (E) Nothing contained in this Note or any of the other Loan Documents shall constitute Maker and Payee as joint venturers or partners with or agents for one another, or either of them liable for any debts or obligations of the other.

     (F) This Note shall be governed by and
construed in accordance with the laws of the State of Washington (excluding conflicts of law) and the United States of America. Pierce County,
Washington, shall be a proper place of venue for all suits to enforce this Note. Maker and Payee each hereby irrevocably agree that any legal proceeding arising out of or in connection with this Note shall be brought in the superior courts of Pierce County, Washington or the United States
District Court for the Western District of
Washington.

     11. LOSS, THEFT, DESTRUCTION OR MUZTLATION OF
NOTE.

     In the event of the loss, theft or
destruction of this Note prior to the payment in full of all amounts evidenced hereby, upon Maker's receipt of a reasonably satisfactory indemnification agreement executed in favor of Maker by the party who held this Note immediately prior to its loss, theft or destruction, or in the event of the mutilation of this Note, upon Payee's surrender to Maker of the mutilated Note, Maker shall execute and deliver to such party or Payee, as the case may be, a new promissory note in form and content identical to this Note in lieu of the lost, stolen, destroyed or mutilated Note.

     12. ORAL AGREEMENTS.

     ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN
MONEY. EXTEND CREDIT OR TO FORBEAR FROM ENFORCING
REPAYMENT OF A . DEBT.ARE NOT ENFORCEABLE UNDER
WASEINGTON LAW.


MAKER:


EMERITUS PROPERTIES III, INC.,

a Washington corporation


By:  /s/ Kelly J. Price

-----------------------------

Kelly J. Price

Secretary

















18